UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.  )

Under the Securities Exchange Act of 1934

AIRBNB, INC.

(Name of Issuer)

Class A common stock, $0.0001 par value per share

(Title of Class of Securities)

009066101
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 009066101	Page 2 of 19 Pages

1.	Name of Reporting Persons The Founders Fund II, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,847,812 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,847,812 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,847,812 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.2% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by the reporting person.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 1.1% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 3 of 19 Pages

1.	Name of Reporting Persons The Founders Fund II Entrepreneurs Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 207,016 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 207,016 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 207,016 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by the reporting person.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent less than 0.1% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 4 of 19 Pages

1.	Name of Reporting Persons The Founders Fund II Principals Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 338,616 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 338,616 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 338,616 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by the reporting person.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 0.1% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 5 of 19 Pages

1.	Name of Reporting Persons The Founders Fund II Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,393,444 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,393,444 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,393,444 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.7% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by The Founders Fund II, LP, The Founders Fund II Entrepreneurs Fund, LP and The Founders Fund II Principals Fund, LP. The reporting person is the general partner of these partnerships and may be deemed to beneficially own the shares held by such partnerships.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 1.2% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 6 of 19 Pages

1.	Name of Reporting Persons The Founders Fund III, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,416,974 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,416,974 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,416,974 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.3% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by the reporting person.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 0.4% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 7 of 19 Pages

1.	Name of Reporting Persons The Founders Fund III Entrepreneurs Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 44,144 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 44,144 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,144 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) Less than 0.1% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by the reporting person.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent less than 0.1% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 8 of 19 Pages

1.	Name of Reporting Persons The Founders Fund III Principals Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 858,436 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 858,436 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 858,436 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.8% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by the reporting person.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 0.1% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 9 of 19 Pages

1.	Name of Reporting Persons The Founders Fund III Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,319,554 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,319,554 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,319,554 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.1% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by The Founders Fund III, LP, The Founders Fund III Entrepreneurs Fund, LP and The Founders Fund III Principals Fund, LP. The reporting person is the general partner of these partnerships and may be deemed to beneficially own the shares held by such partnerships.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 0.6% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 10 of 19 Pages

1.	Name of Reporting Persons The Founders Fund IV, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 11,993,238 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 11,993,238 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,993,238 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 10.4% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by the reporting person.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 2.0% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 11 of 19 Pages

1.	Name of Reporting Persons The Founders Fund IV Principals Fund, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,849,874 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,849,874 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,849,874 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.6% (2)
12.	Type of Reporting Person (See Instructions) PN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by the reporting person.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 0.6% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 12 of 19 Pages

1.	Name of Reporting Persons The Founders Fund IV Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 15,843,112 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 15,843,112 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,843,112 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 13.3% (2)
12.	Type of Reporting Person (See Instructions) OO

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock held by The Founders Fund IV, LP and The Founders Fund IV Principals Fund, LP. The reporting person is the general partner of these partnerships and may be deemed to beneficially own the shares held by such partnerships.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 2.6% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 13 of 19 Pages

1.	Name of Reporting Persons Peter Thiel
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 26,556,110 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 26,556,110 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,556,110 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 20.4% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock that may be deemed to be beneficially owned by The Founders Fund II Management, LLC, The Founders Fund III Management, LLC and The Founders Fund IV Management, LLC. The reporting person is a managing member of each of The Founders Fund II Management, LLC, The Founders Fund III Management, LLC and The Founders Fund IV Management, LLC and shares voting and dispositive power over such shares.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 4.4% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 14 of 19 Pages

1.	Name of Reporting Persons Luke Nosek
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,712,998 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,712,998 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,712,998 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 9.4% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock that may be deemed to be beneficially owned by The Founders Fund II Management, LLC and The Founders Fund III Management, LLC. The reporting person is a managing member of each of The Founders Fund II Management, LLC and The Founders Fund III Management, LLC and shares voting and dispositive power over such shares.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 1.8% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 15 of 19 Pages

1.	Name of Reporting Persons Brian Singerman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 15,843,112 (1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 15,843,112 (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,843,112 (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 13.3% (2)
12.	Type of Reporting Person (See Instructions) IN

(1)	Consists of Class A common stock of the Issuer issuable upon conversion of Class B common stock that may be deemed to be beneficially owned by The Founders Fund IV Management, LLC. The reporting person is a managing member of The Founders Fund IV Management, LLC and shares voting and dispositive power over such shares.

(2)	This percentage is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) based upon 103,682,548 outstanding shares of the Issuer’s Class A common stock following the completion of the Issuer’s initial public offering, as reported in the Issuer’s final prospectus, dated December 9,2020, as filed with the Securities and Exchange Commission on December 11, 2020. The reported shares represent 2.6% of the total common stock of the Issuer.

CUSIP No. 009066101	Page 16 of 19 Pages

Item 1(a)	Name of Issuer

Airbnb, Inc.

Item 1(b)	Address of Issuer's Principal Executive Offices

888 Brannan Street

San Francisco, California 94103

Item 2(a)	Name of Person Filing

This Statement on Schedule 13G has been filed on behalf of the following persons (each, a “Reporting Person” and collectively, the “Reporting Persons”):

1.	The Founders Fund II, LP

2.	The Founders Fund II Entrepreneurs Fund, LP

3.	The Founders Fund II Principals Fund, LP

4.	The Founders Fund II Management, LLC

5.	The Founders Fund III, LP

6.	The Founders Fund III Entrepreneurs Fund, LP

7.	The Founders Fund III Principals Fund, LP

8.	The Founders Fund III Management, LLC

9.	The Founders Fund IV, LP

10.	The Founders Fund IV Principals Fund, LP

11.	The Founders Fund IV Management, LLC

12.	Peter Thiel

13.	Luke Nosek

14.	Brian Singerman

Item 2(b)	Address of Principal Business Office or, if none, Residence

The address for Luke Nosek is:

5606 Craggy Pt

Austin, TX 78731

The address of each of the other Reporting Persons is:

c/o  The Founders Fund

One Letterman Drive Building D, Suite 500

San Francisco, California 94129

Item 2(c)	Citizenship

1.	The Founders Fund II, LP is organized in Delaware

2.	The Founders Fund II Entrepreneurs Fund, LP is organized in Delaware

3.	The Founders Fund II Principals Fund, LP is organized in Delaware

4.	The Founders Fund II Management, LLC is organized in Delaware

5.	The Founders Fund III, LP is organized in Delaware

6.	The Founders Fund III Entrepreneurs Fund, LP is organized in Delaware

7.	The Founders Fund III Principals Fund, LP is organized in Delaware

8.	The Founders Fund III Management, LLC is organized in Delaware

9.	The Founders Fund IV, LP is organized in Delaware

10.	The Founders Fund IV Principals Fund, LP is organized in Delaware

11.	The Founders Fund IV Management, LLC is organized in Delaware

12.	Peter Thiel is a United States citizen

13.	Luke Nosek is a United States citizen

14.	Brian Singerman is a United States citizen

Item 2(d)	Title of Class of Securities

Class A common stock, $0.0001 par value per share

CUSIP No. 009066101	Page 17 of 19 Pages

Item 2(e)	CUSIP Number

009066101

Item	3

Not applicable.

Item 4	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1

(a) Amount beneficially owned: See Row 9 of pages 2-15

(b) Percent of class: See Row 11 of pages 2-15

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: See Row 5 of pages 2-15

(ii) Shared power to vote or to direct the vote: See Row 6 of pages 2-15

(iii) Sole power to dispose or to direct the disposition of: See Row 7 of pages 2-15

(iv) Shared power to dispose or to direct the disposition of: See Row 8 of pages 2-15

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G jointly, but not as members of a group, and each expressly disclaims membership in a group.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 009066101	Page 18 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

The Founders Fund II, LP
The Founders Fund II Entrepreneurs Fund, LP
The Founders Fund II Principals Fund, LP

By: The Founders Fund II Management, LLC
Their: General Partner

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund II Management, LLC

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund III, LP
The Founders Fund III Entrepreneurs Fund, LP
The Founders Fund III Principals Fund, LP

By: The Founders Fund III Management, LLC
Their: General Partner

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund III Management, LLC

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund IV, LP
The Founders Fund IV Principals Fund, LP

By: The Founders Fund IV Management, LLC
Their: General Partner

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund IV Management, LLC
By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

/s/ Peter Thiel
Peter Thiel

/s/ Luke Nosek
Luke Nosek

/s/ Brian Singerman
Brian Singerman

EXHIBITS

A:	Joint Filing Agreement

CUSIP No. 009066101	Page 19 of 19 Pages

EXHIBIT A: JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock of Airbnb, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 16th day of February, 2021.

The Founders Fund II, LP
The Founders Fund II Entrepreneurs Fund, LP
The Founders Fund II Principals Fund, LP

By: The Founders Fund II Management, LLC
Their: General Partner

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund II Management, LLC

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund III, LP
The Founders Fund III Entrepreneurs Fund, LP
The Founders Fund III Principals Fund, LP

By: The Founders Fund III Management, LLC
Their: General Partner

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund III Management, LLC

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund IV, LP
The Founders Fund IV Principals Fund, LP

By: The Founders Fund IV Management, LLC
Their: General Partner

By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

The Founders Fund IV Management, LLC
By:	/s/ Peter Thiel

Name: Peter Thiel
Title: Managing Member

/s/ Peter Thiel
Peter Thiel

/s/ Luke Nosek
Luke Nosek

/s/ Brian Singerman
Brian Singerman